                                                                 EXHIBIT 99.1

To the Board of Directors of
Channell Commercial Corporation:

     I hereby agree to serve as a director of Channell Commercial Corporation, a Delaware corporation (the "Company"), commencing immediately following the closing of the initial public offering of the Company's common stock pursuant to the Company's Registration Statement on Form S-1 (File No. 333-3621), and I consent to the use of my name as a prospective director of the Company in such Registration Statement under the captions "Management" and "Principal and Selling Stockholders."


                                                 /s/ Eugene R. Schutt, Jr.
                                                -------------------------------
                                                Eugene R. Schutt, Jr.

                                                Dated:  June 25, 1996